                                                             Exhibit 10.8.6








                       TAX INDEMNIFICATION AGREEMENT


                                   among

                NRG GENERATING (NEWARK) COGENERATION INC.,

                NRG GENERATING (PARLIN) COGENERATION INC.,

                        NRG GENERATING (U.S.) INC.

                                    and

                          CREDIT SUISSE, as Agent




                         Dated as of June 28, l996

                             TABLE OF CONTENTS

               1.  Definitions                               1
               2.  Obligations with respect to Taxes         2
               3.  Method of Payment                         4
               4.  No Setoff                                 4
               5.  Nature of Obligations                     5
               6.  Representations and Warranties            6
               7.  Covenants and Agreements                  6
               8.  Enforcement                               7
               9.  Notices                                   7
               10. Survival of Representations and
                    Warranties                               7
               11. Severability                              7
               12. Amendment                                 8
               13. Successors and Assigns                    8
               14. Number and Gender                         8
               15. Headings Descriptive                      8
               16. Governing Law; Jurisdiction; Waiver of
                    Trial by Jury                            8
               17. Counterparts                              9
               18. Term                                     10





                                   (i)

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                       TAX INDEMNIFICATION AGREEMENT



          This TAX INDEMNIFICATION AGREEMENT, dated as of June 28, 1996 (this "Agreement"), is made by and among (i) NRG GENERATING (NEWARK) COGENERATION INC., a Delaware corporation ("NRG Newark"), NRG GENERATING (PARLIN) COGENERATION INC., a Delaware corporation ("NRG Parlin") (each of the foregoing parties, individually, a "Borrower" and, collectively, "Borrowers"), (ii) NRG GENERATING (U.S.) INC., a Delaware corporation ("NRG Generating"), and (iii) CREDIT SUISSE, as agent ("Agent") on behalf of and for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).


                           W I T N E S S E T H :

          WHEREAS, Borrowers and Agent have previously entered into the Credit Agreement, dated as of May 17, 1996, by and among (i) each of the Borrowers (ii) Credit Suisee and each Purchasing Lender and
(iii) Agent (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement"), pursuant to which the Lenders are willing to provide the Loans and the Commitments to Borrowers on the terms and subject to the conditions set forth in the Credit Agreement;

          WHEREAS, NRG Generating owns 100% of the issued and outstanding capital stock of each Borrower and is willing to pay on behalf of, and defer collection of, certain tax-related obligations of each Borrower due to NRG Generating; and

          WHEREAS, it is a condition precedent to the making of the Additional Loans and the availability of the Debt Service Line of Credit Facility Commitment by the Lenders under the Credit Agreement that NRG Generating and Borrowers shall have entered into this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and in order to induce the Lenders and Agent to enter into the Credit Agreement with Borrowers, the parties hereto hereby agree as follows:


          1.   DEFINITIONS.

          Unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have their respective meanings as therein defined and the terms set forth immediately below shall have the respective meanings assigned thereto.

          "Income Tax" or "Income Taxes" means any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum tax and any Tax on items of tax preference, but not including sales, use, real property gains, real or personal property, gross or net receipts, transfer or similar Taxes) or
(ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above.

          "Income Tax Return" means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Income Tax or Income Taxes (whether or not a payment is required to be made with respect to such filing).

          "Minimum Net Worth" means the Net Worth of NRG Generating as set forth in the June 30, 1996 audited financial statements of NRG Generating.

     "Net Worth" means, as to any Person, all items which in conformity with GAAP would be included under stockholders' equity on a balance sheet of such Person.

          "Tax" or "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other body, together with any related interest, penalties and additions to any such tax, or additional amounts imposed by any taxing authority (domestic or foreign) upon NRG Generating and any of its Subsidiaries.


              2.   OBLIGATIONS WITH RESPECT TO INCOME TAXES.

          (a) Filing of Income Tax Returns. Until all Obligations have been indefeasibly paid in full, NRG Generating shall prepare and timely file or shall cause to be prepared and timely filed all appropriate Federal, state, local or foreign Income Tax Returns that are required to be filed which include either of the Borrowers. Each Borrower hereby irrevocably designates NRG Generating as its agent to take any and all actions necessary or incidental to the preparation and filing of such Income Tax Returns and agrees to cooperate in good faith with NRG Generating in the preparation of such Income Tax Returns. Neither Borrower shall file any amended Income Tax Return for which such Borrower is not obligated to prepare or cause to be prepared the original of such Income Tax Return pursuant to this Section 2(a) without the prior written consent of NRG Generating.

          (b) Payment of Income Taxes. NRG Generating shall timely pay or cause to be paid, without contribution from either of the Borrowers (except out of amounts distributed or distributable pursuant to Section 5.1(c)(x) of the Credit Agreement), all Income Taxes (including estimated Income Taxes) with respect to Income Tax Returns which include either of the Borrowers and which NRG Generating is required to prepare and file or cause to be prepared and filed pursuant to this Agreement.

          (c) Refunds. NRG Generating shall be entitled to retain or receive immediate payment from the Borrowers of any refund or credit arising with respect to either of the Borrowers (including, without limitation, refunds and credits arising by reason of amended Income Tax Returns or otherwise) relating to Income Taxes paid by NRG Generating pursuant to this Agreement.

          (d) Tax Cooperation. Each of the Borrowers agrees to provide NRG Generating with such cooperation, information and records as NRG Generating shall reasonably request in connection with the preparation or filing of any Income Tax Return or claim for refund or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include, without limitation, making such officers, directors, employees and agents available as may reasonably be requested by NRG Generating in connection with the preparation of any Income Tax Return or any Income Tax audit or other Income Tax proceeding that relates to such Borrower, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to Income Taxes of such Borrower, providing copies of all relevant Income Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and Tax basis of property. Each Borrower shall prepare or cause to be prepared prior to the due date for filing any Income Tax Return or the making of any Income Tax payment (including estimated payment thereof) the tax workpaper preparation package or packages and calculations necessary to enable NRG Generating to prepare the Income Tax Returns NRG Generating is required to prepare or cause to be prepared and to pay the Income Taxes NRG is required to pay or cause to be paid pursuant to this Agreement.

          (e) Indemnity. NRG Generating shall indemnify, defend and hold harmless each Borrower from and against (A) all liability for Income Taxes ("Tax Liabilities") of such Borrower, whether incurred as a result of the filing of a consolidated Federal Income Tax Return in which such Borrower is included or a separate state Income Tax Return on behalf of such Borrower or otherwise and (B) all claims, damages, losses, liabilities, costs or expenses (including, without limitation, reasonable legal, accounting and appraisal fees and expenses) arising out of, relating to or resulting from any Income Tax Liability.

          (f)  Tax Contests.

          (i) If a claim shall be made by any taxing authority which, if successful, might result in an indemnity payment under this Agreement, the relevant Borrower shall promptly notify NRG Generating of such claim (a "Tax Claim"); provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder.

          (ii) NRG Generating shall control all proceedings and make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. NRG Generating shall keep the relevant Borrower informed and shall consult in good faith with such Borrower prior to making decisions with regard to such proceedings.

          (iii) Each of NRG Generating and the Borrowers shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          3. Method of Payment. Any payment required to be made pursuant to Section 2(e) hereof shall be paid in cash in immediately available funds within 10 Business Days after the affected Borrower or Agent makes written demand upon NRG Generating, together with reasonable documentation of the liability to be indemnified pursuant to Section 2(e)(A) or the expense to be indemnified pursuant to Section 2(e)((B). Any such payment shall be made directly to the appropriate taxing authorities, if such liability has not yet been paid by Borrowers, or, to the extent Borrowers have incurred an out-of-pocket expense as a result of such liability, to Agent for deposit in the Project Account. Nothing contained in this Agreement shall require either Borrower to pay or expend any sums with respect to this Agreement at any time before or after the making of a claim under this Agreement.

          4. No Setoff. The payment obligations of NRG Generating hereunder shall be satisfied in all events at the times and in the amounts set forth herein without offset, abatement, withholding or reduction of any kind.

          5.   Nature Of Obligations.

          (a) Subrogation, etc. Notwithstanding any payment or payments made by NRG Generating hereunder or the exercise by Agent of any of the remedies provided under any Project Agreement, until all Obligations have been paid in full, NRG Generating shall not seek any reimbursement, indemnity, exoneration or contribution from either Borrower in respect of payments made by NRG Generating hereunder (other than from amounts distributed or distributable pursuant to Section 5.1(c)(x) of the Credit Agreement). Notwithstanding the foregoing, if any amount shall be paid to NRG Generating on account of such subrogation, reimbursement, indemnity, exoneration or contribution rights at any time prior to such time as all Obligations are indefeasibly paid in full (other than from distributed or distributable pursuant to Section 5.1(c)(x) of the Credit Agreement), such amount shall be held by NRG Generating in trust for the Secured Parties, segregated from other funds of NRG Generating, and shall be turned over to Agent for the benefit of the Secured Parties, in the exact form received by NRG Generating (duly endorsed to Agent for the benefit of the Secured Parties, if required), to be applied against such amounts in such order as Agent may elect.

          (b) Unconditional Obligations. The obligations of NRG Generating hereunder are absolute and unconditional, without regard to any circumstance of any nature whatsoever that constitutes or might constitute an equitable or legal discharge of either Borrower of any of its respective obligations under the Loan Instruments, in bankruptcy or in any other instance. NRG Generating hereby waives diligence, presentment, protest, demand for payment and notice of default or non-payment to or upon either Borrower or itself with respect to any amounts due under the Credit Agreement or any other Loan Instrument. NRG Generating shall remain obligated hereunder notwithstanding that, without any reservation of rights by or against NRG Generating and without notice to or further assent by NRG Generating, any demand for payment of any amount due pursuant to the Credit Agreement or any other Loan Instrument may be rescinded by the Secured Parties, or any of the loans or other extensions of credit thereunder continued or such amounts, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Parties, or the Credit Agreement, the Notes or any other Loan Instrument or any other document executed in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Secured Parties may deem advisable from time to time, or any collateral security or guaranty or right of offset at any time held by the Secured Parties for the payment of such amounts may be sold, exchanged, waived, surrendered or released.

          (c) Reinstatement. The obligations of NRG Generating set forth herein shall continue to be effective or reinstated, as the case may be, if at any time and for any reason, any payment made hereunder by NRG Generating is rescinded or otherwise returned by either Borrower or the Secured Parties, all as though such payment had not been made. Without limiting the generality of the foregoing NRG Generating agrees that, to the extent that NRG Generating makes a payment or payments hereunder, which payment or payments or any part thereof are subsequently invalidated or repaid to NRG Generating, its estate, trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligations of NRG Generating hereunder or part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and the obligations set forth herein shall be continued in full force and effect as though such payment, reduction or satisfaction had not been made or occurred.

          6.   REPRESENTATIONS AND WARRANTIES.

          NRG Generating hereby makes each and every representation and warranty made by it in Section 6 of the Guaranty to the same extent as if each such representation and warranty had been set forth in full herein, and each such representation and warranty is hereby incorporated by reference in this Section 6.

          7.  COVENANTS AND AGREEMENTS.

          NRG Generating hereby covenants and agrees that it shall faithfully observe and fulfill, and shall cause to be observed and fulfilled, each and all of the following covenants until all Obligations have been paid and performed in full; provided, that compliance with such covenants shall not be required for so long as NRG Generating maintains an investment grade rating by a nationally recognized rating agency; provided, further, that if NRG Generating subsequently fails to maintain an investment grade rating by a nationally recognized rating agency, it shall have a period of up to six months from the time of such failure to comply with such covenants:

          (a) Net Worth. NRG Generating shall not permit its Net Worth to be less than (i) the Minimum Net Worth on December 31, 1996; (ii) the Minimum Net Worth plus $2,000,000 on December 31, 1997; (iii) the Minimum Net Worth plus $6,000,000 on December 31, 1998; (iv) the Minimum Net Worth plus $11,000,000 on December 31, 1999; (v) the Minimum Net Worth plus $16,000,000 on December 31, 2000; (vi) the Minimum Net Worth plus $21,000,000 on December 31, 2001; and (vii) the Minimum Net Worth plus $26,000,000 on December 31 of each year thereafter. For purposes of this
Section 7(a), Net Worth shall be reduced by any repayments or prepayments of the principal amount of subordinated debt owed by NRG Generating in excess of $15,000,000.

          (b) Liquidity. NRG Generating shall not permit at any time its cash on hand (including short-term investments and other investments which are catergorized as cash under GAAP) to be less than the amount of all Income Taxes which is projected to be due and payable for the following twelve months.

          (c) Working Capital. NRG Generating shall not permit at any time its current assets minus current liabilities as determined in conformity with GAAP to be less than the amount of all Income Taxes which is projected to be due and payable for the following twelve months.

          8.  ENFORCEMENT.

          NRG Generating hereby agrees that Agent on behalf of the Secured Parties and/or Borrowers shall have the right to directly enforce the provisions hereof against it and NRG Generating agrees to pay all costs, including reasonable attorneys' fees, incurred by Agent with respect to any such enforcement.

          9.   Notices.

          All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be given and deemed to have been given in accordance with Section 8.1 of the Credit Agreement and the information set forth immediately below shall apply to NRG
Generating:

          If to NRG Generating:

          NRG Generating (U.S.) Inc.
          1221 Nicollet Mall
          Suite 700
          Minneapolis, Minnesota  55403

          Attention:  President
          Telecopy:   (612) 373-5312

          10.  Survival of Representations and Warranties.

          All agreements, representations and warranties made herein or made in writing by NRG Generating in connection herewith shall survive the execution and delivery of this Agreement and the performance of the obligations contained herein, and shall be deemed to be material and to have been relied upon by Agent and the Secured Parties, regardless of any investigation made by or on behalf of Agent or the Secured Parties.

          11.  Severability.

          Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization, without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. Where provisions of any law or regulation resulting in such prohibition or unenforceability may be waived they are hereby waived by NRG Generating and Agent to the full extent permitted by law so that this Agreement shall be deemed a valid, binding agreement, enforceable in accordance with its terms.

          12.  Amendment.

          This Agreement may be amended, modified or rescinded only by a writing expressly referring to this Agreement and signed by all the parties hereto.

          13.  Successors and Assigns.

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In the event of any assignment or transfer by any Secured Party of any instrument evidencing all or any part of the Obligations, the holder of such instrument shall, subject to the Credit Agreement, be entitled to the benefits of this Agreement.

          14.  Number and Gender.

          Whenever used in this Agreement, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

          15.  Headings Descriptive.

          The captions or headings of the several sections and subsections and the table of contents of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          16.  Governing Law; Jurisdiction; Waiver of Trial by Jury.

          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law rules thereof.

          (b) Jurisdiction. With respect to any legal action or proceeding brought by Agent or the Secured Parties against NRG Generating arising out of or in connection with this Agreement, NRG Generating hereby irrevocably (i) consents to the jurisdiction of any state or federal court located in the State of New York, (ii) consents to the service of process outside the territorial jurisdiction of said courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, to the address specified by NRG Generating for the receipt of notices if such address is outside such territorial jurisdiction and (iii) waives any objection to the venue of the aforesaid courts. NRG Generating hereby irrevocably designates, appoints and empowers CT Corporation System (the "Process Agent", which has consented thereto) as agent to receive for and on behalf of NRG Generating service of process in the State of New York. NRG Generating agrees it will at all times continuously maintain either a registered office or an agent to receive service of process in the State of New York on behalf of itself and its properties with respect to this Agreement.

          (c) Waiver of Trial by Jury. WITH REGARD TO THIS AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING AND FOR ANY COUNTERCLAIM THEREIN.

          17.  Counterparts.

          This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          18.  Term.

          This Agreement shall continue in effect until repayment in full of all Obligations.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized representatives as of the date first written above.



                              NRG GENERATING (NEWARK) COGENERATION INC.



                              By:  /s/    Leonard Bluhm
                                   Name:  Leonard A. Bluhm
                                   Title: President


                              NRG GENERATING (PARLIN) COGENERATION INC.



                              By:  /s/    Leonard Bluhm
                                   Name:  Leonard A. Bluhm
                                   Title: President


                              NRG GENERATING (U.S.) INC.



                              By:  /s/    Leonard Bluhm
                                   Name:  Leonard A. Bluhm
                                   Title: President


                              CREDIT SUISSE, as Agent



                              By:  /s/    Louis Iaconetti
                                   Name:  Louis D. Iaconetti
                                   Title: Associate


                              By:  /s/    Steven Dowe
                                   Name:  Steven Dowe
                                   Title: Associate